SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): January 23, 2004

                             PROVIDENT BANCORP, INC.
               (Exact Name of Registrant as Specified in Charter)

         Delaware                    0-25233                   80-0091851
  -----------------               ---------------           ---------------
(State or Other Jurisdiction)  (Commission File No.)        (I.R.S. Employer
      of Incorporation)                                    Identification No.)


400 Rella Boulevard, Montebello, New York                         10901
-----------------------------------------                         -----
(Address of Principal Executive Offices)                         (Zip Code)

Registrant's telephone number, including area code:  (845) 369-8040
                                                     --------------



                                 Not Applicable
-------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 7. Financial Statements, Pro Forma Financial Information, and Exhibits

         The Index of Exhibits immediately precedes the attached exhibits.

Item 12. Results of Operations and Financial Condition

     On January 23, 2004, the Company issued a press release regarding its earnings for the fiscal quarter ended December 31, 2003. The press release is included as Exhibit 99 to this report.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                            PROVIDENT BANCORP, INC.



DATE: January 23, 2004              By:     /s/ Paul A. Maisch
                                            -----------------------------------
                                            Paul A. Maisch
                                            Senior Vice President and
                                             Chief Financial Officer

                                  EXHIBIT INDEX

The following exhibits are filed as part of this report:

Exhibit No.           Description

99                Press Release of Provident Bancorp, Inc.

                                   EXHIBIT 99

                    PRESS RELEASE OF PROVIDENT BANCORP, INC.

                                  NEWS RELEASE


FOR IMMEDIATE RELEASE               Stock Symbol: PBCPD Thru February 12, 2004
Friday, January 23, 2004                    Traded on Nasdaq National Market

CONTACT:
Paul A. Maisch, SVP & Chief Financial Officer
Roberta Lenett, VP & Manager of Shareholder Relations
(845) 369-8082


                 PROVIDENT BANCORP ANNOUNCES QUARTERLY EARNINGS
                    OF $3.0 MILLION, $0.39 PER DILUTED SHARE

                      DECLARES QUARTERLY DIVIDEND OF $0.035

MONTEBELLO, NEW YORK - January 23, 2004 -- Provident Bancorp, Inc. (Nasdaq-National Market: PBCPD), the parent company of Provident Bank, today announced that net income for the three months ended December 31, 2003 was $3.0 million, the same as net income for the three months ended December 31, 2002. Basic and diluted earnings per share were $0.39, respectively, for the three months ended December 31, 2003 and December 31, 2002. On January 14, 2004, the Company completed its second-step conversion. As a result of the conversion, existing shareholders received 4.4323 shares for each share of existing
Provident Bancorp stock. On a converted basis, basic and diluted earnings per share were $0.09, respectively, for both the three months ended December 31, 2003 and December 31, 2002.

The Company also announced that the Board of Directors has declared a quarterly cash dividend of $0.035 per share. The dividend is payable February 19, 2004, to holders of record as of February 5, 2004.

George Strayton, the Company's President and CEO, commented, "We are reporting quarterly earnings comparable to last year, despite the continued low interest rate environment and the task of completing our second-step conversion and acquisition of ENB Holding Company, Inc. We completed the transition to a fully public company on January 14, 2004 and closed at the super maximum of the offering with over $200 million in subscriptions received. We welcome our new shareholders and will continue to strive for strong returns in the future.
Although we have completed the merger, we are still in the process of integrating systems, people and product lines. We expect integration to continue through the second and third quarters of fiscal 2004. I am also pleased that depositors and shareholders approved the establishment of the Provident Bank Charitable Foundation. We contributed 400,000 shares of Provident Bancorp stock along with $1.0 million in cash to the foundation and will be taking the charge in the second quarter together with other integration costs in connection with ENB Holding Company, Inc. Pending full deployment of the proceeds of the offering, we have invested the proceeds in investment and mortgage-backed securities with relatively short weighted average lives, which will reduce our net interest margin in the short term. We remain vigilant in seeking opportunities to improve returns on these new funds in a prudent manner."

The Company's total assets increased to $1.3 billion, an increase of $127.6 million over the $1.2 billion at September 30, 2003 as the Company received $174.7 million in funds for stock subscriptions and reduced borrowings by $51.1 million. During the quarter, total securities increased by $110.5 million, while cash and cash equivalents increased by $21.8 million. Net loans (excluding loans held for sale) increased during the quarter by $1.5 million although commercial real estate, business and construction loan growth of $12.2 million was mostly offset by a decline in one-to-four family mortgages of $11.1 million. Deposits of $870.2 million were virtually unchanged at December 31, 2003 compared to September 30, 2003, as growth of $3.4 million in transaction accounts and $15.6 million in savings and money market accounts offset declines in certificates of deposit of $18.4 million. Stockholders equity increased $1.7 million to $119.5 million during the quarter.

Net interest income declined $84,000, as declines in interest on loans of $816,000 more than offset declines in interest expense of $622,000. In this continued low interest rate environment asset yields have fallen faster than deposit costs and the increases in both loan and security outstandings have been insufficient to completely offset the fall in asset yields. Net interest margin for the quarter ended December 31, 2003 was 4.20% compared to 4.73% for the quarter ended December 31, 2002.

Non-interest income increased for the three months ended December 31, 2003 compared to the same period a year ago, totaling $2.8 million in 2003 compared to $2.0 million in 2002. Banking fees and service charges grew $295,000, or 27.1%, to $1.4 million and gains on sales of securities increased $273,000, or 41.6%, to $930,000 in the three months ended December 31, 2003 compared to the same period in the prior year.

Non-interest expense increased $1.1 million to $9.6 million or an increase of 12.9% for the quarter ended December 31, 2003 compared to a year ago. An increase in compensation and benefits expense of $703,000 to $4.9 million and occupancy and office operations expense increases of $195,000 to $1.3 million were the primary areas of note.

Pre-tax income was $4.6 million for the three months ended December 31, 2003 compared to $4.9 million for the same period a year ago. Income tax expense was $1.6 million for the three months ended December 31, 2003, down $235,000 from the same period in 2002. The Company's effective tax rates were 34.3% in 2003 and 37.5% in 2002.

ENB Holding Company, Inc. had approximately $361 million in assets, $217 million in net loans and $325 million in deposits as of December 31, 2003. However, this information is not reflected in the Company's December 31, 2003 financial information.

Other financial information is included in the tables that follow.


Note:
In addition to historical information, this earnings release may contain forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors which have been outlined in previously filed documents with the Securities and Exchange Commission, and other factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.


Provident Bancorp, Inc.
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(unaudited, in thousands, except share data)
                                                                         December 31,             September 30,        December 31,
                                                                            2003                      2003                 2002
                                                                           ------                    ------               ------
Assets:
Cash and due from banks                                                  $  40,331                   $ 33,500             $  35,510
Federal funds sold                                                          15,000
Total securities                                                           484,801                    374,259               289,371
Loans held for sale                                                            727                      2,364                 8,138
Loans:
       One-to four-family residential mortgage loans                       369,676                    380,776               378,084
       Commercial real estate, commercial business
             and construction                                              265,043                    252,857               223,904
loans
        Consumer loans                                                      81,193                     80,620                83,221
                                                                 ------------------    -----------------------     -----------------
                  Gross loans                                              715,912                    714,253               685,209
        Allowance for loan losses                                         (11,249)                   (11,069)              (10,687)
                                                                 ------------------    -----------------------     -----------------
                  Total loans, net                                         704,663                    703,184               674,522
                                                                 ------------------    -----------------------     -----------------
Federal Home Loan Bank stock, at cost                                        5,665                      8,220                 5,871
Premises and equipment, net                                                 11,465                     11,647                11,167
Goodwill                                                                    13,540                     13,540                13,540
Bank owned life insurance                                                   12,641                     12,483                12,000
Other assets                                                                13,045                     15,108                 8,029
                                                                 ------------------    -----------------------     -----------------
                   Total assets                                        $ 1,301,878                $ 1,174,305           $ 1,058,148
                                                                 ==================    =======================     =================
Liabilities:
     Deposits:
          Transaction accounts                                           $ 228,823                  $ 225,376             $ 202,023
          Savings and money market deposits                                423,514                    407,939               372,029
          Certificates of deposit                                          217,832                    236,238               247,665
                                                                 ------------------    -----------------------     -----------------
                    Total deposits                                         870,169                    869,553               821,717
                                                                 ------------------    -----------------------     -----------------
     Stock Subscriptions                                                   174,660                        ---                   ---
     Borrowings                                                            113,653                    164,757               104,009
     Mortgage escrow funds and other                                        23,866                     22,138                19,351
                                                                 ------------------    -----------------------     -----------------
                    Total liabilities                                    1,182,348                  1,056,448               945,077
Stockholders' equity                                                       119,530                    117,857               113,071
                                                                 ------------------    -----------------------     -----------------
                    Total liabilities and stockholders' equity         $ 1,301,878                $ 1,174,305           $ 1,058,148
                                                                 ==================    =======================     =================

Common shares outstanding at period end                                  7,947,321                  7,946,521             7,997,512
Book value per share                                                       $ 15.04                    $ 14.83               $ 14.14



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

Provident Bancorp, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except share data)

                                                                      Three Months Ended
                                                                         December 31
                                                                     2003            2002
                                                                    ------          ------
Interest and dividend income:
     Loans                                                         $ 10,530         $ 11,346
     Securities                                                       3,765            3,595
     Other earning assets                                                23               83
                                                                  ---------         ---------
Total interest and dividend income                                   14,318           15,024
                                                                  ---------         ---------
Interest expense:
     Deposits                                                         1,557            2,345
     Borrowings                                                       1,210            1,044
                                                                  ---------         ---------
Total interest expense                                                2,767            3,389
                                                                  ---------         ---------
Net interest income                                                  11,551           11,635
Provision for loan losses                                               150              300
                                                                  ---------         ---------
Net interest income after provision for loan losses                  11,401           11,335
                                                                  ---------         ---------
Non-interest income:
     Banking fees and service charges                                 1,384            1,089
     Gains on securities available for sale sold                        930              657
     Gains on sales of loans                                             86               39
     Other                                                              403              218
                                                                  ---------         ---------
Total non-interest income                                             2,803            2,003
                                                                  ---------         ---------
Non-interest expense:
     Compensation and employee benefits                               4,919            4,216
     Occupancy and office operations                                  1,327            1,132
     Advertising and promotion                                          468              416
      Professional fees                                                 417              348
     Data and check processing                                          744              696
     Amortization of intangible assets                                   84              127
     Other                                                            1,611            1,538
                                                                  ---------         ---------
Total non-interest expense                                            9,570            8,473
                                                                  ---------         ---------
Income before income tax expense                                      4,634            4,865
Income tax expense                                                    1,589            1,824
                                                                  ---------         ---------
Net income                                                          $ 3,045          $ 3,041
                                                                  ---------         ---------
Per common share:
     Basic earnings                                                   $0.39            $0.39
     Diluted earnings                                                  0.39             0.39
     Dividends declared                                                0.15             0.13

Weighted average common shares:
     Basic                                                        7,738,931        7,721,560
     Diluted                                                      7,883,872        7,858,438



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

Provident Bancorp, Inc.
SELECTED ADDITIONAL FINANCIAL DATA
(unaudited, $ in thousands)

                                                                    December 31,        September 30,       December 31,
                                                                        2003                2003                2002
                                                                       ------              ------              ------
Asset Quality Data:
    Non-performing loans  (NPLs)                                     $ 4,988             $ 4,697              $ 5,356
    Non-performing assets (NPAs)                                     $ 4,988             $ 4,697              $ 5,397
    NPLs as % of total loans                                           0.70%               0.66%                0.77%
    NPAs as % of total assets                                          0.38%               0.40%                0.51%
    Allowance for loan losses as % of NPLs                              226%                236%                 200%
    Allowance for loan losses as % of total loans                       1.6%                1.6%                 1.5%

Capital Ratios:
    Equity to total assets (consolidated)                              9.18%              10.04%               10.69%
    Tier 1 capital ratio (Bank only)                                   7.60%               8.14%                8.49%




                                                                      Three Months Ended
                                                                         December 31,
                                                                      2003            2002
                                                                     ------          ------
Performance Ratios (annualized):
   Return on:
        Average assets                                                1.02%            1.16%
        Average common equity                                        10.30%           10.81%

    Average yield on earning assets                                   5.21%            6.11%
    Average cost of interest-bearing liabilities                      1.28%            1.67%

   Net interest rate spread                                           3.93%            4.44%
   Net interest margin                                                4.20%            4.73%

Average Balance Data:
   Average assets                                                $1,181,863       $1,039,812
   Average earning assets                                         1,092,953          975,064
   Average interest-bearing liabilities                             860,511          805,007
   Average stockholders' equity                                     117,632          111,581
